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EXHIBIT 11.1
COMPUTATION OF EARNINGS PER SHARE

(in thousands except share amounts and per share amounts)

                                           Year Ended December 31,
                                       1997         1996         1995
                                       ----         ----         ----

 Net income                         $ 25,871     $ 21,615     $ 18,872
                                    --------     --------     --------
 Average shares of common stock
   outstanding during the period      16,052       15,900       16,021
                                    --------     --------     --------

 Net income per share - basic       $   1.61     $   1.36     $   1.18
                                    ========     ========     ========


Average shares of common stock
   outstanding during the period      16,052       15,900       16,021

 Incremental number of shares from
   assumed exercise of stock options     368          255          234
                                    --------     --------     --------
                                      16,420       16,155       16,255
                                    --------     --------     --------

 Net income per share - diluted     $   1.58     $   1.34     $   1.16
                                    ========     ========     ========

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